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                                              Exhibit 99.3
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Thursday July 10 8:33 AM EDT

Company Press Release

Source: IDX Systems Corporation

IDX Systems Corporation Completes Merger of PHAMIS Inc.

BURLINGTON, Vt., July 10 /PRNewswire/ -- IDX Systems Corporation (Nasdaq:IDXC) today announced it has completed the previously announced merger of PHAMIS Inc. (Nasdaq:PHAM).

PHAMIS Inc. shareholders received .73 of a share of IDX common stock for each PHAMIS Inc. share. The transaction will be accounted for as a pooling of interests. The combined company will operate under the IDX name, with headquarters in Burlington, Vermont.

"The merger is strategically important as it positions IDX to deliver a single information systems solution to healthcare delivery organizations," said Richard E. Tarrant, IDX chief executive officer. "Based on combined 1996 revenues of over $206 million, we believe this merger ranks IDX as the third largest pure play information systems vendor in the healthcare industry. We believe the complementary nature of the PHAMIS Inc. and IDX solutions will make the combined organization a stronger competitor in the integrated delivery network market."

According to Frank T. Sample, PHAMIS Inc. president and CEO, "the management team of PHAMIS Inc. is confident about its ability to support the future plans of IDX." He added that, "based upon what we've learned in the merger process, our team is even more excited than when we first announced the merger."

Mr. Tarrant will continue as president and CEO of IDX. Effective as of the merger, Mr. Sample will become an executive vice president of IDX in the office of the CEO. Dr. Henry Tufo will continue as executive vice president and chief operating officer of the combined organization. In addition, Dr. Malcolm Gleser, co-founder of PHAMIS Inc. and Mr. Sample will each join the IDX board of directors.

Founded in 1981, PHAMIS Inc. is recognized for its LASTWORD system that provides the depth of function required to manage the complex acute care setting, with special emphasis on the clinical process. The LASTWORD product has been selected by approximately 40 health systems across the U.S., Canada, and the U.K. PHAMIS Inc. had 1996 revenues of $49.3 million and has more than 400 employees.

Founded in 1969, IDX is a leading provider of healthcare information systems to integrated delivery networks, including group practices, MSOs, hospitals and health
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plans. IDX systems meet the multi-site, multi-function needs of integrated delivery networks and have been selected by over 77,000 physicians. IDX products are installed at more than 1,000 client sites nationwide, including approximately 190 large physician group practices, over 110 hospitals and a growing number of integrated delivery networks. In 1996, IDX had revenues of $157.6 million. The combined organization will have over 1600 employees.

This press release includes a number of forward-looking statements that reflect IDX's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties including those discussed below that could cause actual results to differ materially from historical results or those anticipated. Words such as "believes," "anticipates," "expects," "intends," "is confident that," and similar expressions are intended to identify forward-looking statements. IDX's actual operating results may fluctuate due to factors such as its success or lack of success in implementing the various operational and financial processes of IDX and PHAMIS Inc. in the merger, the volume and timing of systems sales and installations, the length of sales cycles and the installation process, seasonal patterns of sales and customer buying behavior, possible contract and implementation postponements, undetected errors or bugs in software, changes in product mix of revenues, changes in the level of operating expenses, delays in revenue contributions from additional product offerings, uncertainty of business development, the development by competitors of new or superior technologies, the possible regulation of IDX's software by the U.S. Food and Drug Administration, general political economic conditions, and the risk factors detailed from time to time in IDX's periodic reports and registration statements filed with the Securities and Exchange Commission. All of the above factors are difficult for IDX to forecast, and can materially adversely affect IDX's business and operating results for one quarter or a series of quarters. There can be no assurance that past performance will be repeated in future periods.

This press release is also available on the world wide web at www.idx.com.

SOURCE: IDX Systems Corporation

Contact: Tracey Moran, 802-862-1022, or Cheryl Isen, 206-689-1306, public relations, or Debbie Drewniak, 802-862-1022, investor relations, all of IDX Systems Corporation